Exhibit 10.1
RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE
     This RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between James A. Fleming (“Fleming”) and Cousins Properties Incorporated (the “Company”).
WITNESSETH
     WHEREAS, Fleming is employed with the Company as its Executive Vice President and Chief Financial Officer;
     WHEREAS, Fleming will retire from his employment with the Company and all offices he holds with the Company and its subsidiaries and affiliates effective December 31, 2010 (the “Retirement Date”);
     WHEREAS, the Company has agreed to provide Fleming with certain payments and benefits to which he would not otherwise be entitled, as provided in this Agreement; and
     WHEREAS, Fleming and the Releasees (as defined below) want to settle fully and finally all differences, disputes and potential disputes between them arising out of Fleming’s employment and retirement from the Company as set forth below;
     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Retirement and Consultancy. Fleming agrees that he will continue to use his full business time and best efforts to fulfill all his duties and responsibilities as the Executive Vice President and Chief Financial Officer of the Company through the Retirement Date. Fleming will retire and his employment with the Company and any of its subsidiaries and affiliates will cease effective as of the end of the business day on the Retirement Date; Fleming and the Company agree that from January 1, 2011 through June 30, 2011, Fleming will (when requested by the Company) provide consulting services in connection with the Company’s filing of the Form 10-K and such other matters, if any, as the Company may reasonably request, and Fleming agrees to provide such services within a reasonable timeframe as may be requested by the Company. The consulting services will not exceed 40 hours per month. No compensation (other than the consideration described in Section 2) will be paid to Fleming for any consulting services provided under this Agreement.
     2. Consideration. Provided that Fleming satisfies the conditions of this Agreement (including, without limitation, Sections 6,7, 8 and 9 below), the Company will provide Fleming the following consideration (the “Consideration”):
          A. Retirement Payments. The Company agrees to pay Fleming Three Hundred Twenty Thousand Dollars ($320,000.00) in three equal installments of One Hundred Six Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($106,666.67) on each of January 31, 2011, February 28, 2011, and March 14, 2011 (the “Retirement Payments”)

provided Fleming has timely executed the supplemental release described in Section 2(E) and not revoked such supplemental release.
          B. Bonus. If the Compensation, Succession, Nominating and Governance Committee of the Company’s Board of Directors awards annual cash incentive awards (i.e., annual “cash bonuses”) to the Company’s executive officers (the Company’s officers reporting for purposes of Section 16 of the Securities Exchange Act of 1934) other than Fleming for 2010 and provided Fleming has timely executed the supplemental release described in Section 2(E) and not revoked such supplemental release, Fleming’s cash bonus for 2010 will be determined by applying a percentage that is not less than the average percentage of target bonus amount applicable to the Company’s executive officers (other than Fleming) to Fleming’s 2010 target bonus amount. Such bonus payment, if any, will be paid at the same time and in the same manner as other similar bonuses are paid to the Company’s executive officers other than Fleming, but in no event will any such bonus payment be made later than March 15, 2011.
          C. COBRA Benefits. The Company will reimburse Fleming (subject to applicable tax withholding) for amounts expended by Fleming to purchase (via COBRA) health insurance benefits for himself, his spouse and eligible dependents through the Company’s health plan for the period that begins on the Retirement Date and ends on the earlier of (i) 12 months after the Retirement Date, (ii) the date Fleming becomes employed with an employer with whom Fleming is eligible for health insurance benefits provided through that employer or (iii) the date Fleming is no longer eligible for COBRA. Fleming will tender reasonable and satisfactory proof of such expenditures, if any, to the Company within thirty (30) days of such expenditure, and the Company will reimburse Fleming for such expenses within thirty (30) days of receipt of such proof. Fleming also agrees to inform the Company of his becoming employed with an employer with whom Fleming is eligible for health insurance benefits provided through that employer immediately upon beginning such employment.
          D. Long-Term Incentive Compensation. All stock options granted to Fleming on February 16, 2009 and February 15, 2010 (“Options”) and all shares of restricted stock (“Restricted Stock”) issued to Fleming under the Company’s 1999 Incentive Stock Plan and the Company’s 2009 Incentive Stock Plan (“Stock Plans”) that are outstanding on the Retirement Date and all restricted stock units (“Restricted Stock Units”) issued to Fleming under the Company’s 2005 Restricted Stock Unit Plan (“RSU Plan”) that are outstanding on the Retirement Date and that vest solely based on continued employment with the Company (“Service Conditioned Restricted Stock Units”) shall become 100% vested on the effective date of the supplemental release described in Section 2(E) to the extent such Options, Restricted Stock or Service Conditioned Restricted Stock Units were not previously vested and, with respect to the Options, subject to the supplemental release described in Section 2(E) becoming effective, Fleming shall have the right to exercise such Options within the stated term of the Options (i.e., generally the balance of the 10 year exercise period). With respect to any Restricted Stock Units that vest or become payable in whole or in part based on the Company’s attainment of any performance goals, Fleming will (subject to the supplemental release described in Section 2(E) becoming effective) be deemed to have satisfied any requirement of continued employment associated with such Restricted Stock Units but such Restricted Stock Units will vest and/or become payable only if the Company meets the applicable performance goals. This Section 2(D) will amend and supersede any terms of the agreements related to the Options, Restricted Stock and Restricted Stock Units which conflict with this Section 2(D) and, except as provided in this Section 2(D), such agreements shall continue in full force and effect. However, this Section 2(D) will not amend or supersede any terms of the agreements related to any stock options (other than the Options) granted to Fleming under the Stock Plans, and such agreements (including the existing vesting and exercise provisions) shall continue in full force and effect.

          E. Supplemental Release. The Company will give Fleming a supplemental release (in substantially the same form as set forth in Section 3) on December 31, 2010 which covers the period from the date this Agreement is executed through December 31, 2010, and Fleming will have 21 days to consider the supplemental release and 7 days to revoke the supplemental release. The parties agree that the Company will be relieved of its obligations under Sections 2(A), 2(B), 2(C) and 2(D) if such supplemental release is either not executed or is revoked during any applicable revocation period.
          F. Acknowledgements. Fleming acknowledges and agrees that the Consideration encompasses and is in lieu of and in full satisfaction of any and all other payments which Fleming is owed, is potentially owed, or claims to be owed to him by the Company, regardless of where arising (except for any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Fleming may have under the Company’s articles of incorporation, bylaws, and the Indemnification Agreement dated June 18, 2007, and any coverage that Fleming may have under any liability policy covering officers and directors) as of the Retirement Date including, without limitation, any other salary, severance, benefits, bonuses, deferred compensation, incentive compensation, equity compensation, vacation pay, pay, sick pay or other paid time off. For the avoidance of doubt, there shall be no benefits paid by the Company of any sort with respect to any of the Consideration.
     3. Release and Covenant Not to Sue.
          A. General Release. As a material inducement of the Company to enter into this Agreement, Fleming hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and the Company’s former and current employees, partners, members, managers, supervisors, attorneys, investors, agents, officers, directors, and affiliates, including parent companies, subsidiaries, benefit plans and divisions (collectively, with the Company, the “Releasees”), (except as to the Consideration and any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Fleming may have under the Company’s articles of incorporation, bylaws, and the Indemnification Agreement dated June 18, 2007, and any coverage that Fleming may have under any liability policy covering officers and directors) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims for unpaid wages, vacation pay, or other fringe benefits; breach of any covenant of good faith and fair dealing; breach of an express or implied contract; violation of any other legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; Executive Order 11246, 30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Fleming now has, owns or holds, or claims to have, own or hold, which Fleming at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees, including claims arising under any other agreement or plan whatsoever, whether oral or written, with respect to matters up to the time Fleming signs this Agreement. Fleming represents, acknowledges and agrees that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act. Fleming hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against any of the Releasees as described herein, with respect to any matter whatsoever, including, but not limited to, any matter arising from or relating to the terms and conditions of his employment with the Company, the termination of his employment with the Company, and any other actions taken by the Company concerning Fleming up to the time of the Effective Date, except as otherwise provided in this Section 3(A).
          B. Release of Claims under the ADEA. In addition to the foregoing, Fleming hereby knowingly and voluntarily releases and discharges the Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Releasees. Notwithstanding any other provision or section of this Agreement, Fleming does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.
     Fleming hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised (or hereby advises) Fleming in writing to consult with an attorney prior to executing this Agreement, and (iii) Fleming has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Fleming and the Company acknowledge and agree that any revisions made to this Agreement after it was initially delivered to Fleming were either not material or were requested by Fleming, and expressly agree that such changes do not re-start the 21-day consideration period described above.
     The parties hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Fleming (the “Effective Date”) and that Fleming may revoke this Agreement at any time before the Effective Date.
     In the event Fleming revokes, he shall notify the Company in writing to its designated agent for this purpose no later than the last day of the revocation period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or

United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, Georgia 30303-1741
Attn: General Counsel
`
     4. Denial of Liability or Wrongful Conduct. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully in any way.
     5. No Pending Claims. Fleming represents that he has not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court, and that Fleming shall not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the Effective Date with respect to matters released by this Agreement. Fleming agrees that he will not seek or be entitled to any personal or representative monetary recovery in any proceeding of any nature arising out of any of the matters released above.
     6. Non-Disparagement. Except as otherwise required by law, Fleming acknowledges and agrees that, for a period beginning upon execution of this Agreement and for three (3) years following the Retirement Date, he shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company’s or a Releasee’s services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company’s or Releasee’s employees, clients, suppliers, and/or business partners. The Company agrees that it shall direct the members of its Board of Directors and its executive officers (each as of the Effective Date of this Agreement) that they shall not for a period of three (3) years following the Retirement Date make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Fleming, including, but not limited to, negative references to Fleming’s services, or take any other action that may disparage Fleming to the general public or his future employer, clients, suppliers, and/or business partners. All requests for references or other information from Fleming’s prospective employers shall be directed by Fleming to the Company’s head human resources officer, who shall advise that the Company policy is not to provide references and shall confirm only Fleming’s positions, dates of employment, and compensation with the Company.
     7. Nondisclosure and Non-Solicitation.
          A. Confidentiality. Fleming agrees to and shall hold in confidence all Trade Secrets and all Confidential Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of the

Company. Fleming’s obligation of non-disclosure as set forth herein with regard to each item constituting all or any portion of a Trade Secret shall continue for so long as such item continues to constitute a Trade Secret under applicable law, and with regard to any Confidential Information, for a period of three (3) years after the Retirement Date.
     “Confidential Information” means data or other information relating to the business of the Company or a Releasee (other than Trade Secrets) that is or has been disclosed to Fleming or of which Fleming became aware as a consequence of or through Fleming’s relationship with the Company or a Releasee and which has value to the Company or a Releasee, is not generally known to the Company’s or the Releasee’s competitors (as applicable). Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Fleming without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
     “Trade Secrets” means information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Fleming without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
          B. Non-Solicitation of Employees. Fleming covenants and agrees that for a period of twelve (12) months following the Retirement Date, Fleming will not, directly or indirectly, solicit or encourage the solicitation or hiring of any person who was an employee of the Company at the Retirement Date and who continues to be an employee of the Company at, or was an employee within six (6) months before, the date of such solicitation, with whom Fleming had material contact, by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise; provided that this covenant shall not apply to any employee (i) the solicitation of whom is approved by the Chief Executive Officer of the Company (such approval to be made in his or her sole discretion and may be withheld for any or no reason), (ii) who responds to any public advertisement or (iii) who’s employment with the Company terminated, whether voluntarily or involuntarily, prior to any discussion with Fleming regarding such matters.
          C. Acknowledgements. Fleming acknowledges and agrees that Fleming’s obligations under this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by Fleming against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any other adversely affected Releasee of the covenants and promises in this Section 7.

          D. Reformation. In the event that any of the covenants in this Section 7 is found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.
     8. Cooperation. Fleming acknowledges and agrees that he will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Fleming, by virtue of Fleming’s employment with the Company, has relevant knowledge or information, without any further compensation other than what is provided in this Agreement.
     9. Return of Company Property. On or prior to the Retirement Date, Fleming will return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, computers and related equipment, cell phones, vendor or customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, data, document or piece of equipment belonging to the Company. Fleming agrees not to retain any copies of the Company’s property, including any copies existing in electronic form, which are in Fleming’s possession or control. Fleming acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company’s written consent. This Section shall not be construed to relate to any of Fleming’s personal information which may be stored on the Company’s computer that he used before the Retirement Date or personal information that he had at the Company’s offices before the Retirement Date.
     10. Modification. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Fleming and an authorized representative of the Company’s Board of Directors, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.
     11. Voluntary Agreement/Consultation with Counsel. Fleming acknowledges the following: (a) he has read and fully understands the terms of this Agreement; (b) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence in agreeing to its terms; (c) has been (or is hereby) advised by the Company in writing that he may discuss this Agreement with his personal attorney, and has had an opportunity to do so; and (d) has been given a reasonable time (of at least 21 days) to consider whether he should enter into this Agreement.
     12. Attorneys’ Fees and Costs. If either party brings a claim released or waived by or otherwise relating to this Agreement, or breaches any provision hereof, such party will pay the attorneys’ fees incurred by the prevailing party, in addition to any other damages or relief a court may award.
     13. Entire Agreement. Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Fleming’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all other agreements proposed or otherwise (except the supplemental release referred to herein), whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. Notwithstanding the foregoing, the Indemnification Agreement between the Company and Fleming, dated as of June 18, 2007 and any certificates of awards issued to Fleming under the Stock Plans and the RSU Plan shall survive in accordance with their respective terms. For further clarity, each of the foregoing expressly survive and remain in full force and effect, and do not merge into this Agreement.
     14. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law. Fleming acknowledges and agrees that he was employed by the Company in Georgia. Subject to Section 19 below, any action to enforce any provision of this Agreement shall be brought exclusively in the appropriate state or federal court in the State of Georgia.
     15. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.
     16. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
     17. Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     18. Injunctive Relief/Obligations. Fleming acknowledges and agrees that the remedy at law for any breach of Sections 6, 7, 8 or 9 hereof will be inadequate and that in the event of such breach, the Company and/or the Releasees will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company and any other adversely affected Releasee will therefore be entitled, in aid of any arbitration conducted pursuant to Section 19 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of Fleming against any Releasee shall not constitute a defense to the enforcement by the Company or any Releasee of any of the covenants or agreements herein. The existence of any claim, demand, action or cause of action of the Company or any Releasee shall not constitute a defense to the enforcement by Fleming of any of the covenants or agreements herein.
     19. Arbitration. Except as provided in Section 18 and below, any disputes or claims of any kind or nature, including the arbitrability of claims under this Agreement, between Fleming and the Company for any reason whatsoever, shall be settled by final and binding arbitration in Atlanta, Georgia under the Federal Arbitration Act.

     Prior to filing a demand for arbitration, the party seeking arbitration shall serve upon the other party written notice of an intent to arbitrate hereunder listing the claims to be arbitrated. Thereafter, the parties shall, for a period of two weeks, first attempt in good faith to resolve any such claim through informal negotiation. If the claim is not resolved, the arbitration shall be administered by an arbitration agency mutually agreeable to Fleming and the Company, before an arbitrator mutually agreeable to Fleming and the Company. Should the Company and Fleming be unable to mutually agree upon an arbitration agency or an arbitrator within four weeks of either party’s written notice of intent to arbitrate hereunder, or within two weeks from the time any court or other judicial body orders arbitration, the arbitration shall be administered by the American Arbitration Association before an arbitrator mutually agreeable to Fleming and the Company. If Fleming and the Company are thereafter unable to agree upon an arbitrator, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association.
     Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law. Discovery in the arbitration by or to each party shall presumptively be limited to five depositions (including experts), twenty-five interrogatories (including subparts), and thirty document requests (including subparts). In considering the relevancy, materiality, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, the self-evaluative privilege, and appropriate protection of the Company’s Trade Secrets, personnel records, and other Confidential Information or proprietary information. Any arbitration of any claim by Fleming pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against the Company, including through any class arbitration. Any arbitration of any claim by the Company pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against Fleming. Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against Fleming at any time without resort to arbitration. If any provision of this Section is found to be invalid or unenforceable, such provision shall be severed or modified as necessary to permit this Section to be upheld and enforced to the maximum extent permitted by law.
     20. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier, addressed as follows:

To the Company:	Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, Georgia 30303-1741
Attn: General Counsel

With a copy to:	Alan J. Prince, Esq.
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309

To Fleming:	Mr. James A. Fleming
[address omitted]

     21. Termination by the Company for Good Cause. The Company may terminate Fleming’s employment ten (10) days after giving written notice to Fleming for “Good Cause.” “Good Cause” shall mean: (i) Fleming’s material breach of this Agreement; (ii) Fleming’s gross negligence in the performance or nonperformance of any of his material duties or responsibilities; (iii) Fleming’s dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of the Company; (iv) Fleming’s conviction of a felony; (v) Fleming’s abuse of alcohol or use of any illegal drug; or (vi) Fleming’s being absent from work for five consecutive days for any non-business related reason, other than an approved leave of absence, including without limitation any vacation or sick leave, such approval to be made in a manner consistent with prior practice and in any case not to be unreasonably withheld. In the event of the termination of Fleming’s employment for Good Cause, the Company will be released of all its obligations under this Agreement.
     22. 409A. The parties to this Agreement intend that all payments and benefits under this Agreement be exempt from or comply with section 409A of the Internal Revenue Code of 1986, as amended.
     FLEMING ATTESTS THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT FLEMING MAY HAVE AGAINST THE COMPANY.

/s/ James A. Fleming		August 9, 2010
James A. Fleming		Date

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson	August 9, 2010
	Robert M. Jackson	Date
Senior Vice President, General Counsel and Corporate Secretary